Exhibit 99.1

For further information:
Robert Sigler
Vice President and Chief Financial Officer
586.920.0100

Universal Truckload Services, Inc. Reports Revenue and Net Income for the Thirteen and Twenty-six Weeks Ended June 28, 2008

Warren, MI – July 28, 2008 — Universal Truckload Services, Inc. (NASDAQ: UACL) today announced financial results for the thirteen and twenty-six weeks ended June 28, 2008.

Universal’s net income decreased 25.7%, or $1.2 million, to $3.5 million, or $0.22 per share, for the second quarter of 2008, from $4.7 million, or $0.29 per share, for the second quarter of 2007. Included in net income for the thirteen weeks ended June 28, 2008 were $1.4 million, or $0.08 per share, of after-tax charges for other-than-temporary impairments of marketable equity securities classified as available for sale. For the thirteen weeks ended June 28, 2008, operating revenues increased 11.9%, or $21.2 million, to $199.4 million from $178.2 million for the thirteen weeks ended June 30, 2007. Included in operating revenues are fuel surcharges of $29.6 million and $17.8 million for the second quarters of 2008 and 2007, respectively. Operating margin was 3.9% for the second quarter of 2008 compared to 4.2% for the second quarter of 2007.

Universal’s truckload revenue in the second quarter of 2008 increased by 10.7% to $119.0 million from $107.4 million in the corresponding period of 2007. Included in truckload revenue in the second quarter of 2008 is $5.5 million from our acquisitions completed since the fourth quarter of 2007. Brokerage revenue in the second quarter of 2008 increased by 15.7% to $49.8 million from $43.1 million in the corresponding period of 2007. Included in brokerage revenue in the second quarter of 2008 is $0.8 million from our acquisitions completed since the fourth quarter of 2007. Intermodal revenue in the second quarter of 2008 increased by 10.7% to $30.6 million from $27.7 million in the corresponding period of 2007. Included in Intermodal revenue in the second quarter of 2008 is $2.5 million from our acquisitions completed in the first and second quarters of 2008.

For the twenty-six weeks ended June 28, 2008, operating revenues increased 9.6%, or $32.5 million, to $369.6 million from $337.1 million for the twenty-six weeks ended June 30, 2007. Included in operating revenues are fuel surcharges of $48.9 million and $31.6 million for the first two quarters of 2008 and 2007, respectively. Net income decreased 13.3%, or $1.1 million, to $6.8 million, or $0.43 per share for the first half of 2008, from $7.9 million, or $0.49 per share, for the first half of 2007.

Universal’s truckload revenue in the first half of 2008 increased by 8.8% to $218.2 million from $200.5 million in the corresponding period of 2007. Included in truckload revenue in the first half of 2008 is $10.0 million from our acquisitions completed since the fourth quarter of 2007. Brokerage revenue in the first half of 2008 increased by 11.7% to $93.9 million from $84.1 million in the corresponding period of 2007. Included in brokerage revenue in the first half of 2008 is $1.3 million from our acquisitions completed since the fourth quarter of 2007. Intermodal revenue in the first half of 2008 increased by 9.4% to $57.4 million from $52.5 million in the corresponding period of 2007. Included in Intermodal revenue in the first half of 2008 is $3.7 million from our acquisitions completed in the first and second quarters of 2008.

“Our second quarter earnings were impacted by a charge due to write-downs in our stock portfolio, particularly from our holdings in the financial sector. Excluding the impact of this charge, we had a positive 2nd quarter. Recent acquisitions, decreasing industry truck capacity and improving load volumes all contributed to our positive operating results,” stated Universal’s President and CEO Don Cochran. “Our operating results demonstrate the value of our asset light model.”

Universal Truckload Services, Inc. is primarily a non-asset based provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

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UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Operating revenues:
Truckload	$118,991	$107,449	$218,235	$200,516
Brokerage	49,830	43,080	93,923	84,069
Intermodal	30,599	27,650	57,397	52,471

Total operating revenues	199,420	178,179	369,555	337,056

Operating expenses:
Purchased transportation	155,777	136,125	287,377	257,774
Commissions expense	12,177	11,475	22,743	22,074
Other operating expense, net	2,587	2,803	4,877	5,363
Selling, general, and administrative	12,841	12,281	25,532	24,474
Insurance and claims	5,918	5,924	11,463	10,796
Depreciation and amortization	2,359	2,031	4,591	3,938

Total operating expenses	191,659	170,639	356,583	324,419

Income from operations	7,761	7,540	12,972	12,637
Non operating income (expense)	(2,014)	55	(1,781)	190
Interest income (expense), net	(1)	81	19	141

Income before provision for income taxes	5,746	7,676	11,210	12,968
Provision for income taxes	2,243	2,958	4,363	5,066

Net income	$3,503	$4,718	$6,847	$7,902

Earnings per common share:
Basic	$0.22	$0.29	$0.43	$0.49
Diluted	$0.22	$0.29	$0.43	$0.49
Average common shares outstanding:
Basic	16,088	16,118	16,088	16,118
Diluted	16,088	16,122	16,088	16,131

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 28, 2008	December 31, 2007
Assets
Cash and cash equivalents	$2,532	$5,416
Marketable securities	13,621	17,961
Accounts receivable – net	99,835	86,626
Other current assets	10,857	8,248

Total current assets	126,845	118,251
Property and equipment – net	59,284	57,149
Other long-term assets – net	33,909	31,788

Total assets	$220,038	$207,188

Liabilities and shareholders’ equity
Total current liabilities	$54,569	$48,443
Total long-term liabilities	7,231	7,303

Total liabilities	61,800	55,746
Total shareholders’ equity	158,238	151,442

Total liabilities and shareholders’ equity	$220,038	$207,188

UNIVERSAL TRUCKLOAD SERVICES, INC.

Summary of Operating Data

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Average number of tractors provided by owner-operators
Truckload	2,738	3,006	2,754	2,985
Intermodal	823	834	852	847

Total	3,561	3,840	3,606	3,832

Truckload Revenues:
Average operating revenues per loaded mile (1)	$2.91	$2.42	$2.77	$2.40
Average operating revenues per loaded mile, excluding fuel surcharges (1)	$2.33	$2.10	$2.28	$2.10
Average operating revenues per load (1)	$1,062	$963	$1,013	$952
Average operating revenues per load, excluding fuel surcharges (1)	$850	$834	$832	$832
Average length of haul (1)(2)	365	397	365	397
Number of loads (1)	112,017	111,590	215,415	210,594

Brokerage Revenues:
Average operating revenues per loaded mile (1)	$2.47	$2.02	$2.31	$1.99
Average operating revenues per load (1)	$1,426	$1,273	$1,367	$1,255
Average length of haul (1)(2)	578	630	592	630
Number of loads (1)	30,601	27,510	60,162	54,011

Intermodal Revenues:
Drayage (in thousands)	$27,558	$25,256	$52,625	$48,058
Depot (in thousands)	$3,041	$2,394	$4,772	$4,413

Total (in thousands)	$30,599	$27,650	$57,397	$52,471

Average operating revenues per loaded mile	$4.88	$4.52	$4.81	$4.46
Average operating revenues per loaded mile, excluding fuel surcharges	$3.85	$3.92	$3.90	$3.89
Average operating revenues per load	$340	$290	$330	$281
Average operating revenues per load, excluding fuel surcharges	$269	$251	$267	$245
Number of loads	80,975	87,145	159,640	170,861

(1)	Excludes operating data from CrossRoad Carriers, Inc. in order to improve the relevance of the statistical data related to our truckload and brokerage services and improve the comparability to our peer companies.
(2)	Average length of haul is computed using loaded miles.